Exhibit 10.11

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) is the type that the registrant customarily and actually treats as private or confidential.

LICENSE AGREEMENT

between

SANOFI

and

ALTO NEUROSCIENCE, INC.

Dated as of May 18, 2021

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of May 18, 2021 (the “Effective Date”) by and between Sanofi, a French corporation, having offices at 54, rue la Boétie, 75008 Paris (“Sanofi” or “Licensor”), and Alto Neuroscience, Inc., a Delaware corporation, with a principal office at 2100 Geng Road, Suite 210, Palo Alto, California, USA (“Alto Neuroscience” or “Licensee”). Sanofi and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sanofi controls certain property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Licensee, and Licensee wishes to be granted, a license under such intellectual property rights to Exploit (as defined herein) Licensed Products in the Territory, in each case, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1. “Accountant” has the meaning set forth in Section 6.13.

1.2. “Accounting Standards” means the then-current version financial reporting standards followed by Licensee, its Affiliate or Sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case consistently applied.

1.3. “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject [***], (b) the exacerbation of any pre-existing condition occurring [***], or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring [***]. For purposes of this Agreement, “undesirable medical condition” includes [***].

1.4. “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5. “Agreement” has the meaning set forth in the preamble hereto.

1.6. “Alliance Manager” has the meaning set forth in Section 13.2.

1.7. “Applicable Law” means laws, rules and regulations applicable to the performance of activities under this Agreement, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.8. “Breaching Party” has the meaning set forth in Section 12.2.

1.9. “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Paris, France are not closed.

1.10. “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.11. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.12. “Clinical Data” means all data, reports and results with respect to the Licensed Compound or the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.13. “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.14. “Combination Product” means a product consisting of any Licensed Product sold with one or more Other Product(s)/Service(s).

1.15. “Commercialization” means, with respect to a product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such product in the Field in the Territory after Market Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such product, importing, exporting or transporting such product for commercial sale, medical education activities with respect to such product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

1.16. “Commercially Reasonable Efforts” means the level of efforts and resources expended by Licensee, which efforts would be [***]. With respect to commercialization activities, Commercially Reasonable Efforts would be determined on a country-by-country (or region-by-region, where applicable) and Indication-by-Indication basis.

1.17. “Complaining Party” has the meaning set forth in Section 12.2.

1.18. “Confidential Information” has the meaning set forth in Section 9.1.

1.19. “Control” means, with respect to any Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section ), to assign or grant a license, sublicense or other right to or under such Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.20. “Controlling Party” has the meaning set forth in Section 7.4.1.

1.21. “Data Package” means the following information for any Licensed Product: (a) all summaries, analysis and raw scientific data generated or compiled by or on behalf Licensee with respect to such Licensed Product, including Clinical Data; (b) a schedule identifying all Patents owned or otherwise controlled by Licensee, its Sublicensees or any of its or their respective Affiliates that claim or cover such Licensed Product, including Patents that claim or cover the composition of matter of or any method of using such Licensed Product; (c) any and all reports [***]; (e) a good faith estimate, broken down on a Calendar Year basis, of the costs to Develop and Commercialize such Licensed Product in the Field in the Territory; (f) any plans or data regarding [***] in the Field in the applicable portion of the Territory; (g) copies of all Licensed Product Agreements; and (h) [***] (Sanofi Right of First Negotiation)

1.22. “Derived Patent” means any Patent filed by Licensee or its Affiliate or Sublicensee after the Effective Date [***].

1.23. “Development” means, with respect to a product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies, including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.24. “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.

1.25. “Disclosing Party” has the meaning set forth in Section 9.1.

1.26. “Dispute” has the meaning set forth in Section 13.5.

1.27. “Dollars” or “$” means United States Dollars.

1.28. “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.29. “Effective Date” has the meaning set forth in the preamble hereto.

1.30. “EMA” means the European Medicines Agency and any successor agency thereto.

1.31. “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein, Switzerland and the United Kingdom.

1.32. “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.

1.33. “Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.

1.34. “Exploit” means, with respect to a product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit such product and “Exploitation” means the act of Exploiting a product.

1.35. “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.36. “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.37. “Field” means all human therapeutic, prophylactic and diagnostic uses.

1.38. “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. [***].

1.39. “Force Majeure Event” has the meaning set forth in Section 13.1.

1.40. “Generic Market Share” means with respect to a particular market segment in a particular country, the total [***], as measured by reputable published data for such country for example, market share data collected by IQVIA and other similar Third Party organizations. For example, [***].

1.41. “Generic Product” means any pharmaceutical product that is (a) sold in a country under Market Approval by a Third Party who is not a Sublicensee, (b) contains a Licensed Compound, and (c) can be sold or is used for the same Indication or Indications as any Licensed Product actually sold in such country by Licensee or its Affiliate or Sublicensee.

1.42. “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.43. “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.44. “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.45. “Indemnified Party” has the meaning set forth in Section 11.3.

1.46. “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1 or Section 11.2.

1.47. “Indication” means any distinct human disease category, as evidenced by the filing of a separate Drug Approval Application (or supplemental Drug Approval Application, as the case may be).

1.48. “Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.

1.49. “Infringement” has the meaning set forth in Section 7.3.1.

1.50. “Infringement Notice” has the meaning set forth in Section 7.3.1.

1.51. “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.52. “Licensed Compound” means (a) [***], a [***] or (b) any [***].

1.53. “Licensed Know-How” means the Information and Inventions Controlled by Sanofi as of the Effective Date related to the Licensed Compound set forth on Schedule 1.53.

1.54. “Licensed Patents” means the Patents related to the Licensed Compounds Controlled by Sanofi as of the Effective Date of this Agreement, as set forth on Schedule 1.54.

1.55. “Licensed Product” means any pharmaceutical product containing a Licensed Compound[***].

1.56. “Licensee” has the meaning set forth in the preamble hereto.

1.57. “Licensee Indemnitees” has the meaning set forth in Section 11.2.

1.58. “Losses” has the meaning set forth in Section 11.1.

1.59. “MAA” has the meaning set forth in the definition of “Drug Approval Application”.

1.60. “Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, stability testing, quality assurance or quality control of such product or any intermediate thereof.

1.61. “Market Approval” means an approval from a Regulatory Authority of the applicable Drug Approval Application for such Licensed Product by such Regulatory Authority.

1.62. “Milestone Event” means each of the events identified as a milestone event in Section 6.2.1 or Section 6.2.2.

1.63. [***].

1.64. [***].

1.65. [***].

1.66. “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.67. “More Favorable” means with respect to Section 2.9, that [***].

1.68. “NDA” has the meaning set forth in the definition of “Drug Approval Application”.

1.69. “Negotiation Period” means, with respect to a Licensed Compound, [***] days from the date on which [***] in accordance with Section 2.9.

1.70. “Net Sales” means, for any period, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: [***]. [***].

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains a Licensed Compound as its sole active ingredient, if sold separately in such country, and B is the average invoice price in such country of each product that contains an active ingredient other than the Licensed Compound contained in such Combination Product as its sole active ingredient, if sold separately in such country. If either such Licensed Product that contains the Licensed Compound as its sole active ingredients or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Licensed Compound, on the one hand, and all of the other active ingredients, collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within [***] days after a request by a Party that they negotiate such an adjustment, then the adjustment to Net Sales shall be determined by a Third Party valuator to reasonably reflect the fair market value of the contribution of the Licensed Product to the Combination Product, the costs of which valuator shall be borne by Licensee.

[***]

Licensee’s or any of its Affiliates’ transfer of any Licensed Product to an Affiliate shall not result in any Net Sales, unless such Affiliate is an end user or consumer of such Licensed Product.

1.71. “Non-Controlling Party” has the meaning set forth in Section 7.4.1.

1.72. “Other Product(s)/Service(s)” means a product or service other than a Licensed Product, for example, a diagnostic or biomarker test or service.

1.73. “Parkinson’s Disease” means degenerative disease of the nervous system. The four primary symptoms of which are tremor, or trembling hands, arms, leg, jaw, and face; rigidity, or stiffness of the limbs and trunk; bradykinesia, or slowness of movement; and postural instability, or impaired balance and coordination.

1.74. “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.75. [***].

1.76. “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.77. “Payments” has the meaning set forth in Section 6.9.

1.78. [***].

1.79. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.80. “Phase 2 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 2 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.

1.81. “Phase 2b Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 2b study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.

1.82. “Phase 3 Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 3 study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.83. “Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon an container, wrapper or any package insert utilized with or for such Licensed Product in such country.

1.84. “Product Trademarks” means the Trademark(s) to be used by Licensee or its Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.85. “Receiving Party” has the meaning set forth in Section 9.1.

1.86. “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.87. “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.

1.88. “Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized in respect of a Licensed Product, other than as a result of a Patent, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for Market Approval of another product, or (b) Commercializing a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.89. “ROFN” has the meaning set forth in Section 2.9.

1.90. “ROFN End Date” means, with respect to each ROFN [***].

1.91. “ROFN License Agreement” has the meaning set forth in Section 2.9.2.

1.92. “ROFN Notice” has the meaning set forth in Section 2.9.1.

1.93. “ROFN Period” has the meaning set forth in Section 2.9.2.

1.94. “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of: (a) the expiration of the last-to-expire Licensed Patent or Derived Patent in such country that includes a Valid Claim; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.95. “Sanofi” has the meaning set forth in the preamble hereto.

1.96. “Sanofi Indemnitees” has the meaning set forth in Section 11.1.

1.97. “Service Provider” means a Person retained by Licensee to perform services but which Person is not granted any sublicense of any rights hereunder.

1.98. “Start” means, with respect to a product and a Clinical Study, the date on which the [***] dose of such product or placebo or other product, as applicable, is administered to the [***] subject in such Clinical Study.

1.99. “Sublicensee” means a Person that is granted a sublicense by Licensee in accordance with Section 2.3.

1.100. “Sublicense Revenue” means all non-royalty sublicense revenue payable by a Sublicensee to Licensee including any upfront fees, milestone payments, and fair value of equity (if any) received in consideration for the grant of a sublicense, but excluding [***].

1.101. “Term” has the meaning set forth in Section 12.1.

1.102. “Termination Notice Period” has the meaning set forth in Section 12.2.

1.103. “Territory” means the entire world.

1.104. “Third Party” means any Person other than Sanofi, Licensee and their respective Affiliates.

1.105. “Third Party Claims” has the meaning set forth in Section 11.1.

1.106. “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.107. “Transfer Revenue” means the revenue payable to Licensee in consideration for the assignment of its rights under this Agreement.

1.108. “Transferred Materials” means the biological or chemical materials Controlled by Sanofi as of the Effective Date of the Agreement, which are transferred to Licensee in accordance with Section 2.7.

1.109. “Upfront Payment” has the meaning set forth in Section 11.1.

1.110. “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application

ARTICLE 2

GRANT OF RIGHTS

2.1. Grants to Licensee. Subject to all other terms and conditions of this Agreement, Sanofi hereby grants to Licensee (a) an exclusive (including with regard to Sanofi and its Affiliates) license under the Licensed Patents and to use the Licensed Know-How to Exploit the Licensed Compound and the Licensed Products in the Field in the Territory, and (b) a non-exclusive license to use the [***] to exploit Licensed Compound and Licensed Product solely with respect to Parkinson’s Disease as its Indication in the Territory.

2.2. Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, rights under the Licensed Patents and to use the Licensed Know-How (a) to conduct non-clinical research for uses unrelated to the Licensed Compound or the Licensed Products (including retaining the Licensed Compounds in Sanofi’s compound library) and (b) manufacture compounds other than the Licensed Compound or Licensed Products.

2.3. Sublicenses. The rights and licenses granted to Licensee under Section 2.1 may be sublicensed to a Third Party, provided that (a) Licensee shall ensure that any sublicense agreement is consistent with the terms hereof including [***], and (b) Licensee provides Sanofi with a copy of any sublicense agreement within [***] Business Days of any such agreement being executed to enable Sanofi to confirm compliance with this Agreement, which sublicense agreement may be redacted only to the extent not pertinent to determining compliance with this Agreement. Licensee shall, notwithstanding any sublicensing, remain liable to Sanofi for compliance with this Agreement.

2.4. No Implied Rights. Licensee and its Affiliates shall have no right, express or implied, with respect to the Licensed Patents or the Licensed Know-How except as expressly provided under this Agreement.

2.5. Disclosure of Licensed Know-How. Sanofi shall disclose and make available to Licensee the Licensed Know-How listed on Schedule 1.53 within [***] calendar days after the Effective Date by granting the Licensee download rights to the data room from which the Licensed Know-How may be accessed. Licensed Know-How will be provided in the language in which it was created, together with any English translation (if created in a language other than English) in Sanofi’s possession as of the Effective Date. Licensee shall complete its download of the Licensed Know-How within [***] calendar days after having been granted download rights.

2.6. Disclosure of [***]. Sanofi shall disclose and make available to Licensee the [***] listed on Schedule 1.65 within [***] calendar days after the Effective Date by granting the Licensee download rights to the data room from which the [***] may be accessed. [***] will be provided in the language in which it was created, and together with any English translation (of created in a language other than English) in Sanofi’s possession as of the Effective Date. Licensee shall complete its download of the [***] within [***] calendar days after having been granted download rights.

2.7. Transferred Materials. Sanofi hereby assigns to Licensee all of its right, title and interest in and to the inventory of the materials listed on Schedule 2.7 (Transferred Materials), which Sanofi shall deliver [***] Sanofi’s facility specified in Schedule 2.7) promptly after having received from Licensee all information necessary to effectuate the delivery (including without limitation delivery address, contact name(s) and customs information). The purchase price for such Transferred Materials is shown on Schedule 2.7 (Transferred Materials) [***]. Licensee shall also bear [***]. The Parties agree that: (a) such Transferred Materials shall be used solely to conduct non-clinical studies of Licensed Compounds and Licensed Products in the Field in the Territory; (b) all such Transferred Materials are [***] and (c) Licensee shall be solely responsible for determining whether such quantities of Transferred Materials meet Licensee’s own requirements and whether such Transferred Materials are suitable for Licensee’s intended purposes. [***].

2.8. Technical Assistance. Beginning on the Effective Date and for a period of [***] months thereafter, Sanofi would answer Licensee’s reasonable technical questions regarding the Licensed Compound, Licensed Know-How, [***] and Transferred Materials [***], such technical assistance would be provided for no more than [***] hours per month during such [***] month period. If Licensee requests additional technical assistance after the [***] month period has lapsed, Sanofi may provide additional technical assistance, at Sanofi’s sole discretion, and Licensee shall pay Sanofi the agreed rate of [***] within [***] days of receipt of Sanofi’s invoice.

2.9. Sanofi Right of First Negotiation.

2.9.1. Subject to and in accordance with the terms of this Section 2.9, Sanofi shall have the right of first negotiation to obtain from Licensee exclusive rights for Sanofi or its Affiliates to Exploit [***] the Licensed Compounds (including Licensed Products containing such Licensed Compounds) in the Field anywhere in the Territory (with respect to each Licensed Compound [***], such right is the “ROFN” for such Licensed Compound [***]). With respect to each Licensed Compound, Licensee shall notify Sanofi [***] in writing (a) within [***] calendar days of the receipt of [***] [***] (such notice with respect to a Licensed Compound, the “ROFN Notice” for such Licensed Compound). Following receipt of a ROFN Notice, Sanofi will have [***] calendar days to confirm in writing to Licensee that it wishes to receive a Data Package with respect to the Licensed Compound that is the subject of the ROFN Notice. Licensee shall [***] to deliver such Data Package as soon as reasonably practicable but in no case later than [***] days after receipt of Sanofi’s request.

2.9.2. At any time following receipt of the relevant ROFN Notice and on or prior to the [***] day following Sanofi’s receipt of a Data Package for a Licensed Compound, or such later date as may be mutually agreed by the Parties (such period with respect to a Licensed Compound, the “ROFN Period” for such Licensed Compound), the Parties will use good faith efforts to negotiate and execute a definitive agreement under which Licensee would grant Sanofi an exclusive (including with regard to Licensee), sub-licensable, royalty-bearing worldwide license and sublicense in the Territory related to such Licensed Compound or Licensed Products containing such Licensed Compound to Exploit such Licensed Compound and Licensed Products containing such Licensed Compound in the Field (such agreement, the “ROFN License Agreement”).

2.9.3. If (a) Sanofi does not, in response to a ROFN Notice for a Licensed Compound, request a Data Package for such Licensed Compound, or (b) Licensee and Sanofi cannot agree on the terms of a term sheet or on the terms of the ROFN License Agreement during the applicable Negotiation Period, in each case with respect to such Licensed Compound [***], then, in either case ((a) or (b)), Licensee shall be free to enter into an agreement with a Third Party to sublicense rights with respect to such Licensed Compound (and any Licensed Product containing such Licensed Compound) [***] and in anywhere in the Territory (such agreement, a “Licensed Compound Sublicense”) and Licensee shall have no further obligations under Section 2.9.1 with respect to such Licensed Compound or any Licensed Product containing such Licensed Compound; provided that (x) during the [***] months following the ROFN End Date, [***], (y) [***] before entering into any Licensed Compound Sublicense for such Licensed Compound during the [***] month-period following the ROFN End Date [***].

2.9.4. If Licensee and Sanofi enter into any ROFN License Agreement pursuant to Section 2.9.3, then in the event of any conflict between the terms of this Section 2.9 and the terms of any such ROFN License Agreement, the terms of such ROFN License Agreement shall prevail.

2.9.5. During the Term, without the prior written consent of Sanofi, Licensee shall not (and shall cause its Sublicensees and its and their respective Affiliates not to) take any action that would prevent Licensee from complying with Section 2.9.

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1. Development.

3.1.1. In General. Licensee shall have sole control over and decision-making authority with respect to Development of the Licensed Products in the Field in the Territory at its own cost and expense.

3.1.2. Development Plan. Schedule 3.1.2 sets forth an initial plan to Develop the Licensed Compounds and Licensed Products in the Field in the Territory (such plan and any update thereto, the “Development Plan”), reflecting those Development activities that Licensee believes, in good faith, are required in order for Licensee to satisfy its obligations under Section 3.2. (Development Diligence). Licensee shall, along with the annual report to be delivered pursuant to Section 3.2 (Reports), [***]. The Development Plan is the Confidential Information of Licensee.

3.2. Development Diligence. Licensee shall use Commercially Reasonable Efforts (itself or with or through its Affiliates and/or Sublicensees) to Develop and obtain Market Approval for Licensed Products in the Field in at least one Indication in each of (i) the United States, and (ii) at least one of the following countries: France, Germany, Spain, or Italy, (iii) the United Kingdom and (iv) Japan or China.

3.3. Reports. Licensee shall deliver to Sanofi an [***] development report no later than by [***], which report shall include (a) a [***] of Development activities conducted in such reporting period and (b) [***].

3.4. Records. Licensee shall maintain (and cause its Affiliates, Sublicensees and Service Providers to maintain) Development records in sufficient detail to comply with Applicable Law. Such records and documentation shall reflect all work done and results achieved in the performance of the applicable Development activities in a manner appropriate for any regulatory purpose and, when applicable, for use in connection with Patent filings, prosecution and maintenance. Such records and documentation shall be retained for at least [***] or such longer period as may be required by Applicable Law.

3.5. Subcontracting. Licensee may retain Service Providers to conduct Development activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain responsible for the performance of such activities by such Service Providers, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and its terms must be consistent with, and subordinate to, this Agreement.

3.6. Compliance. Licensee [***] perform (and [***]) all of its Development activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

3.7. Regulatory. Licensee shall have sole control over and decision-making authority with respect to (a) preparing, obtaining and maintaining all Drug Approval Applications and any other Regulatory Documentation and (b) conducting communications with the Regulatory Authorities, in each case ((a) and (b)), for the Licensed Products in the Territory. All Drug Approval Applications, Marketing Approvals and other Regulatory Documentation relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate.

ARTICLE 4

COMMERCIALIZATION

4.1. In General. Licensee shall have sole control over and final decision- making authority with respect to the Commercialization of the Licensed Products in the Field in the Territory at its own cost and expense.

4.2. Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in each country in which it has obtained Market Approval for such Licensed Product.

4.3. Commercialization Report. Following the commencement of Commercialization activities under this Agreement by Licensee or its Affiliates or Sublicensees, Licensee shall provide to Sanofi [***]. Licensee’s reports regarding its (and its Affiliates and Sublicensees) Commercialization activities shall be the Confidential Information of Licensee.

4.4. Subcontracting. Licensee may retain Service Providers to conduct Commercialization activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain responsible for the performance of such activities by such Service Providers, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and its terms must be consistent with, and subordinate to, this Agreement.

4.5. Compliance. Licensee [***] perform (and [***]) all of its Commercialization activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

4.6. Sales and Distribution. Licensee shall have sole control over and decision- making authority with respect to invoicing, collection and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and all related services. Licensee shall have sole control over and decision-making authority with respect to handling all returns, recalls and withdrawals, order processing, inventory and receivables with respect to the Licensed Product in the Territory.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1. In General. Licensee shall have sole control over and decision-making authority with respect to the Manufacture of the Licensed Compound and Licensed Products at its own cost and expense.

5.2. Subcontracting. Licensee may retain Service Providers to conduct Manufacturing activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain responsible for the performance of such activities by such Service Providers, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and its terms must be consistent with, and subordinate to, this Agreement.

5.3. Compliance. Licensee [***] perform (and [***]) all of its Manufacturing activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

ARTICLE 6

PAYMENTS

6.1. Upfront Payment. Within [***] Business Days of the Effective Date, Licensee shall pay Sanofi an upfront payment of five hundred thousand dollars ($500,000) (the “Upfront Payment”), which payment shall be nonrefundable and non-creditable against any other payments due hereunder.

6.2. Milestones.

6.2.1. Development and Regulatory Milestones. Licensee shall notify Sanofi of achievement of the corresponding Milestone Event within [***] calendar days of achievement thereof. Licensee shall pay Sanofi the following non-refundable, non- creditable milestone payments within [***] calendar days after receipt of invoice therefor from Sanofi, which invoice Sanofi will provide to Licensee following receipt of notice of the achievement of the corresponding Milestone Event from Licensee.

	Milestone Event	Milestone Payment
1	[***]	[	***]
2	[***]	[	***]
3	[***]	[	***]
4	[***]	[	***]
5	[***]	[	***]
6	[***]	[	***]
7	[***]	[	***]
8	[***]	[	***]

Each of the Development and regulatory Milestone Payments listed in the table above will be payable by Licensee to Sanofi only once.

Except with respect to any Sublicense Revenue or Transfer Revenue payments (which may exceed the amounts in the table above), the total Development and regulatory Milestones Payments payable by Licensee to Sanofi hereunder shall be [***]. If Licensee receives a milestone payment from any sublicensee under a Sublicense Agreement for achievement of any milestone event listed above, then [***].

In the event that Development and regulatory Milestone Event 2, 3, 4,or 5 above is achieved before Development and regulatory Milestone Event 1, then the Development and Regulatory Milestone Payment for 1 shall become due and payable upon the achievement of Development and Regulatory Milestone Event 2, 3, 4 or 5, as the case may be.

6.2.2. Commercial Milestones. Licensee shall notify Sanofi of achievement of the corresponding Milestone Event within [***] calendar days of the end of the Calendar Year in which such milestone is achieved. Licensee shall pay Sanofi the following non-refundable, non-creditable milestone payments within [***] calendar days after receipt of invoice therefor from Sanofi, which invoice Sanofi will provide to Licensee following receipt of notice of the achievement of the corresponding Milestone Event from Licensee. Each such milestone will be payable only once:

	Milestone Event	Milestone payment
A	[***]	[	***]
B	[***]	[	***]
C	[***]	[	***]
D	[***]	[	***]

With respect to the Commercial Milestone Events above, in the event that Commercial Milestone Event B is first achieved before the Commercial Milestone Event A is first achieved, or in the event that Commercial Milestone Event C is first achieved before Commercial Milestone Event B, or in the event that Commercial Milestone Event D is first achieved before Commercial Milestone Event C, then such earlier Commercial Milestone Payments shall be paid, and such Commercial Milestone Event shall be deemed to have been achieved, when such latter Milestone Event (B or C or D as applicable) is achieved.

6.2.3. Determination that Milestone Events Have Occurred. The achievement of any Milestone Event by an Affiliate or Sublicensee of Licensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. In the event that, notwithstanding the fact that Licensee has not provided Sanofi notice of achievement of a particular Milestone Event as provided in section 6.2.1 or 6.2.2 above, [***]. Any dispute under this Section 6.2.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.5 (Dispute Resolution).

6.3. Royalties.

6.3.1. Royalty Rates. Licensee shall pay Sanofi a royalty on Net Sales of Licensed Products in the Territory for each Calendar Year (or partial Calendar Year) during the Royalty Term, on a tier-by-tier basis, as follows:

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty rate
Less than or equal to [***]	[	***]
Greater than [***] but less than or equal to [***]	[	***]
Greater than [***]	[	***]

6.3.2. Third Party Patents. If Licensee determines on the advice of its counsel that it is [***] to obtain a license from any Third Party to a Patent controlled by such Third Party in order to Exploit any Licensed Product in a specific country, then [***] that would otherwise be due to Sanofi with respect to Licensed Product in such country may be reduced on a Calendar Quarter-by-Calendar Quarter basis by [***] of any upfront, milestone and/or royalty payments that Licensee has paid or must pay to such Third Party in such Calendar Quarter in consideration for such license. Licensee shall provide Sanofi and any auditor appointed by Sanofi in accordance with Section 6.12 (Audits), within [***] days’ of Sanofi’s written request, a [***] copy of any agreement with any Third Party under which an adjustment to royalties is claimed by Licensee to determine compliance with this Section 6.3.2.

6.3.3. Generic Products. If at any time in any particular country in the Territory (i) a Generic Product is introduced for sale into such country, and (ii) such Generic Product has at least [***] of the Generic Market Share, then [***] that would otherwise have been payable by Licensee to Sanofi [***] such Licensed Product in such country under Section 6.3.1 shall be reduced by [***] as from the first Calendar Quarter in which this Section 6.3.3 applies and thereafter for so long as such Generic Product maintains at least such [***] Generic Market Share. The calculations under this Section 6.3.2 shall be conducted on a Licensed Product-by-Licensed Product, and on a country- by-country, basis.

6.3.4. Limitation. Notwithstanding any provision to the contrary set forth in this Agreement, the royalty payments that would otherwise be due to Sanofi pursuant to Section 6.3.1 with respect to a particular Calendar Quarter shall not be reduced by more than [***] by operation of [***].

6.4. Sublicense Revenue. Licensee shall pay Sanofi: (a) [***] of the Sublicense Revenue for any sublicense granted prior to Start of the [***]; (b) [***] of the Sublicense Revenue for any sublicense granted after Start of the [***] but before [***]; and (c) [***] of the Sublicense Revenue for any sublicense granted after [***].

6.5. Transfer Revenue. Licensee shall pay Sanofi: (a) [***] of the Transfer Revenue for any assignment of its rights prior to Start of [***]; (b) [***] of the Transfer Revenue for any for any assignment of its rights after Start of [***] but before [***]; and (c) [***] of the Transfer Revenue for any assignment of its rights after [***]. The assignment revenue to which the Transfer Revenue percentage referred to in the preceding sentence would be applied would be the value stated in the Licensee’s audited financial statements, and if none exists, then by a Third Party valuator [***].

6.6. Parkinson Disease Premium. In the event that Licensee uses the [***] to exploit the Licensed Products for Parkinson’s Disease, then Licensee shall pay Sanofi an additional [***] of all fees, milestones and royalty payments owed hereunder, which payments Sanofi will pay to the [***] per the [***].

6.7. Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi, at the same time each such payment is made, a report showing: [***].

6.8. Mode of Payment; Currency Conversion.

(i) All payments to Sanofi under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi may from time to time designate on notice to Licensee.

(ii) If any currency conversion shall be required in connection with any payment hereunder, then such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in [***].

6.9. Taxes. The upfront payment, milestone payments and other amounts payable by Licensee to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Licensee shall inform Sanofi of its intent to withhold tax [***] days prior to this withholding and remitting. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, then it shall pay to Sanofi the balance when due or make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] days following such payment.

6.10. Interest on Late Payments. If any Payment due under this Agreement is not paid in when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] basis points above the rate utilized by the United States Federal Reserve Bank, such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.11. Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products [***]. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until the later of [***] years after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.12. Audit. At the request of Sanofi, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.11 (Payment Dates and Reports). Such audits may not (a) be conducted for any Calendar Quarter more than [***] years after the end of such Calendar Quarter, (b) be conducted more than [***] (unless a previous audit during such [***] period revealed an underpayment with respect to such period or Licensee restates or revises such books and records for such [***]), or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 6.13, if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 6.10, within [***] calendar days after the date on which such audit is completed and the conclusions thereof are notified to the Parties or Licensee shall deduct such excess payments from future payments owed Sanofi plus interest at the rate specified in Section 6.10 (Interest on Late Payments), as the case may be.

6.13. Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.12, Sanofi and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] calendar days of delivery of notice of dispute, then the dispute shall be submitted for arbitration to a certified public accounting firm selected by the Parties mutually or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate (the “Accountant”). The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne [***]. No later than [***] calendar days after such decision and in accordance with such decision, Licensee shall pay the additional royalty payments, if any, with interest from the date originally due as provided in Section 6.10.

6.14. Confidentiality. Sanofi shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of Article 9 and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.12 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1. Ownership of Arising Information and Inventions. Licensee shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Licensee or its Affiliates under, or in the performance its obligations or exercise of its rights under, this Agreement, whether or not patented or patentable, and any and all Patents and other property rights with respect thereto.

7.2. Prosecution and Maintenance of Patents.

7.2.1. Licensed Patents. Licensee shall have the first right to diligently prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Patents in the Territory, at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Sanofi [***]. If Licensee plans to abandon any Licensed Patent in the Territory, Licensee shall notify Sanofi in writing at least [***] calendar days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent [***]. Sanofi shall have the right, but not the obligation, to exercise step-in enforcement rights and the right to defend such Licensed Patent in the event of [***].

7.2.2. Derived Patents. As between the Parties, Licensee shall own all Derived Patents. Licensee shall have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Derived Patent in the Territory, at its sole cost and expense using reasonable care and skill. Licensee shall inform Sanofi in writing at least [***] days prior to the planned filing date of each Derived Patent. Sanofi will reasonably cooperate with Licensee to file Derived Patents by providing evidence of assignment of rights from Sanofi’s inventor employees.

7.2.3. Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the right to apply for patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents and Derived Patents in any country in the Territory, at its sole cost and expense. Licensee shall provide Sanofi with a plan for seeking patent term extensions at least [***] days in advance of making any application for same, and Licensee shall take into consideration comments on such plan received from Sanofi. Sanofi shall provide reasonable assistance in connection with any application for any patent term extensions as reasonably requested by Licensee.

7.3. Enforcement of Patents.

7.3.1. Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents or (b) any certification filed under the Hatch- Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with the details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than [***] Business Days after it becomes aware of any Infringement described in clause (b) above.

7.3.2. Licensed Patents in the Territory. Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Patents at its sole cost and expense. Licensee may, subject to Section 2.3, grant the infringing Third Party a sublicense as it deems appropriate. If Licensee does not initiate such an infringement action within [***] calendar days (or [***] calendar days in the case of any Infringement described in clause (b) of the definition thereof) of learning of such Infringement, or earlier notifies Sanofi in writing of its intent not to so initiate an action, and Licensee has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi shall have the right, but not the obligation, to bring such an action. If Licensee has commenced negotiations with an alleged infringer to discontinue such infringement within such [***]-day or [***]-day period, as applicable, referred to in the preceding sentence, Sanofi may not bring suit for such Infringement.

7.3.3. Settlement. The Party that controls the prosecution of a given Infringement claim pursuant to Section 7.3.2 also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect or diminish the rights or benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

7.3.4. Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 7.3, the non-controlling Party shall provide reasonable assistance and cooperation, at the controlling Party’s cost, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, then it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.

7.3.5. Costs and Recovery. Any damages or other amounts collected from any such Infringement action shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall (a) [***] be shared [***] for Sanofi and [***] for Licensee, or (b) [***].

7.4. Infringement Claims by Third Parties.

7.4.1. Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. Licensee shall have the first right, but not the obligation, to control the defense of such claim. If Licensee fails to assume control of the defense of such claim within [***] calendar days after receiving notice thereof from, or giving notice thereof to, Sanofi pursuant to the first sentence of this Section 7.4.1. then Sanofi shall have the right, but not the obligation, to defend against any such claim that is filed against Sanofi (but not Licensee). Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non- Controlling Party”) without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding.

7.4.2. Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 7.4.1 also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior written consent of the Non-Controlling Party if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement, and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non- Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed.

7.4.3. Allocation of Costs. [***].

7.5. Invalidity or Unenforceability Defenses or Actions.

7.5.1. Third Party Defense or Counterclaim.

(i) If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3 or claim or counterclaim asserted under Section 7.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(ii) Licensee shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action. If Licensee fails to exercise its first right to control of the defense of such action within [***] calendar days after receiving notice thereof from, or giving notice thereof to, then Sanofi shall have the right to defend such action, through counsel of its choosing, at its sole cost and expense, to defend against such action. [***].

7.5.2. Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.5.1, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege. In connection with any such defense or claim or counterclaim, the Controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 7.5.1, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.

7.6. Third Party Licenses. If Licensee obtains a license from any Third Party in order to Exploit a Licensed Product in the Field in the Territory, Licensee shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party; provided however that Licensee may deduct from the payments it otherwise must pay to Sanofi under Section 6.3 (Royalties.) the royalty payments made to such Third Party if the conditions of Section 6.3.2 (Third Party Licenses) are met.

7.7. Product Trademarks.

7.7.1. Selection and Ownership of Product Trademarks. Licensee shall have the right to select and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory, at its costs and expense.

7.7.2. Maintenance and Prosecution of Product Trademarks. Licensee shall have sole control over and decision-making authority with respect to the registration, prosecution and maintenance of Product Trademarks, at its cost and expense.

7.7.3. Enforcement of Product Trademarks. Licensee shall have the sole right to take action against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensee shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.3 and any settlements and judgments with respect thereto and shall retain any damages or other amounts collected in connection therewith.

7.7.4. Third Party Claims. Licensee shall have the sole right to defend against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.4 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

ARTICLE 8

PHARMACOVIGILANCE AND SAFETY

8.1. Global Safety Database. Licensee shall be responsible for setting up, holding and maintaining (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory. To the extent required by Applicable Law, upon on Sanofi’s request, Licensee shall grant Sanofi access to such global safety database for the Licensed Products.

8.2. Pharmacovigilance Agreement. To the extent required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1. Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one (1) Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party in breach of this Agreement;

9.1.2. was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that neither the Receiving Party nor any of its Affiliates knew was under an obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information;

9.1.3. is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2. Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1. made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

9.2.2. made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;

9.2.3. made by the Receiving Party to initiate or defend litigation or otherwise establish rights or enforce obligations under this Agreement;

9.2.4. made by the Receiving Party to actual or prospective acquirers, investors, merger candidates, or, with respect to Sanofi as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may terminate [***] years after disclosure of the relevant information), and (b) each such Third Party to whom information is disclosed shall (i) be informed of the confidential nature of the Confidential Information so disclosed and (ii) agree to hold such Confidential Information subject to the terms thereof.

9.3. Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 9) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9.

9.4. Press Releases. Neither Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, except (a) for communications required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication at least [***] Business Days in advance thereof to the extent legally permitted and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly or (c) as otherwise set forth in this Agreement.

9.5. Publications. Each Party recognizes that the publication of papers regarding results of and other Information and Inventions regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect each Party’s Confidential Information. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies generated by the other Party or that includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least [***] days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing or presenting Party within [***] days after the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [***] days after the date of delivery to the other Party. Failure to respond within such [***] days shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s written request to (a) delete references to such other Party’s Confidential Information in any such paper or presentation or (b) withhold publication of any such paper or any presentation of same for an additional [***] days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

9.6. Destruction of Confidential Information. Within [***] days after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2. Representations and Warranties of Sanofi. Sanofi represents and warrants to Licensee, as of the Effective Date:

10.2.1. Licensed Patents. Sanofi or its Affiliates Controls the Licensed Patents listed on Schedule 1.54.

10.2.2. Licensed Know-How. Sanofi or its Affiliates Controls the Information and Inventions listed on Schedule 1.53.

10.2.3. Transferred Materials. Sanofi or its Affiliates owns the materials listed on Schedule 2.7, which, to the knowledge of the Sanofi personnel having responsibility for such matters, are free of all encumbrances.

10.2.4. License. Sanofi has the right to grant the licenses granted to Licensee hereunder on its own behalf and on behalf of its Affiliates.

10.3. Covenant of Licensee. Neither Licensee nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi in writing promptly if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Licensee’s knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.

10.4. DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 AND 10.2, SANOFI MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, OR ANY WARRANTY AS TO FREEDOM TO OPERATE OR THE VALIDITY OF ANY LICENSED PATENTS OR THE NON- INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5. ADDITIONAL WAIVER. LICENSEE AGREES THAT: (A) LICENSEE AGREES THAT [***]; AND (B)LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION, (C) [***]; (D) SANOFI WILL HAVE NO LIABILITY TO LICENSEE FOR THE USE OF THE TRANSFERRED MATERIALS; AND (E) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE TRANSFERRED MATERIALS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION

ARTICLE 11

INDEMNITY

11.1. Indemnification of Sanofi. Licensee shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Licensee or any of its Affiliates; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 and Sanofi has an obligation to any Licensee Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2. Indemnification of Licensee. Sanofi shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Sanofi of this Agreement, (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee, or (c) the Development of the Licensed Compounds by Sanofi or its Affiliates prior to the Effective Date; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Licensee Indemnitee pursuant to this Section 11.2 and Licensee has an obligation to any Sanofi Indemnitee pursuant to Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3. Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi or Licensee, as applicable (each of Sanofi or Licensee in such capacity, the “Indemnified Party” and the Party owing the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall be the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4. Control of Defense.

11.4.1. Control of Defense. The Indemnifying Party will assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2. Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3. Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Licensee Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4. Cooperation. The Indemnified Party shall, and shall cause each Sanofi Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Licensee Indemnitee, as applicable.

11.5. Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS OR SUBLICENSEES), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 OR SECTION 11.2, OR WITH RESPECT TO A BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING UNDER OR IN CONNECTIONWITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

11.6. Insurance. Licensee shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 12

TERM AND TERMINATION

12.1. Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Term, Licensee’s license with respect to the applicable Licensed Product in the applicable country will become fully paid-up, perpetual and irrevocable. (

12.2. Termination of this Agreement for Material Breach. In the event that a Party materially breaches a term of this Agreement (such Party, the “Breaching Party”), the other Party (the “Complaining Party”) may, in addition to any other right and remedy it may have, terminate this Agreement upon sixty (60) calendar days’ prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach (including a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting or related to such alleged material breach by the Breaching Party) and its claim of right to terminate; provided however that (a) the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a [***] calendar-day cure period, and (b) if the breach relates to any failure by Licensee to fulfil its obligations under Section 3.2 (Development Diligence) or Section 4.2 (Commercialization Diligence) , the Parties shall meet during the Termination Notice Period to provide Licensee opportunity to deliver to Sanofi a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting or related obligations. to its compliance with such

12.3. [***]. [***].

12.4. Termination by Licensee for Convenience. Licensee may, on [***] calendar days’ notice, terminate this Agreement in its entirety or a Licensed Product-by- Licensed Product basis.

12.5. Termination Upon Insolvency. Sanofi have had the right to terminate this Agreement if, at any time, Licensee (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***] calendar days after the filing thereof, (c) proposes or is a party to any dissolution or liquidation, or (d) makes an assignment for the benefit of its creditors.

12.6. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

12.7. Consequences of Termination. In the event of a termination of this Agreement:

12.7.1. all rights and licenses granted by Sanofi hereunder (including under any sublicense agreement) shall immediately terminate and all rights granted to Licensee, its Affiliates and Sublicensees shall revert to Sanofi; and

12.7.2. to the extent that Sublicensee has compiled with its Sublicense Agreement and agrees to assume all obligations of Licensee, Sanofi may, at its election, enter into a direct license agreement with such sublicensee;

12.7.3. [***].

12.8. Accrued Rights; Surviving Obligations.

12.8.1. Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.8.2. Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 6.12 (Audit); Section 6.13 (Audit Dispute); Section 6.14 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 7.4 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 12.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this Agreement; Section 12.7 (Consequences of Termination); this Section 12.8 (Accrued Rights; Surviving Obligations); ARTICLE 1 (DEFINITIONS) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (PAYMENTS) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; ARTICLE 9 (CONFIDENTIALITY AND NON-DISCLOSURE) for the period prescribed in Section 9.1; ARTICLE 11 (INDEMNITY), provided that Section 11.6 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 13 (MISCELLANEOUS) to the extent necessary to give effect to surviving provisions.

ARTICLE 13

MISCELLANEOUS

13.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2.

13.2. Alliance Managers. Within [***] days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Licensee’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3. Assignment.

13.3.1. By Sanofi. Sanofi may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder without the prior consent of Licensee.

13.3.2. By Licensee. Licensee may not sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder without the prior consent of Sanofi; provided that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate; provided that such Affiliate shall assume all obligations of Licensee under this Agreement.

13.3.3. Violation. Any attempted assignment or delegation in violation of Section 13.3.2 shall be void and of no effect.

13.3.4. Successors and Permitted Assigns. All validly assigned and delegated rights and obligations of a Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.

13.4. Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.5. Dispute Resolution. If dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then each Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] Business Days. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] Business Day period, then either Party shall be free to commence legal action in accordance with Section 13.6 and seek such remedies as may be available to such Party. Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 13.6 immediately if litigation is necessary to prevent irreparable harm to that Party.

13.6. Governing Law, Jurisdiction, Venue and Service.

13.6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2. Jurisdiction. Subject to Section 13.6 and Section 13.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.6.3. Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.6.4. Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.7. Notices.

13.7.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Telephone numbers are provided solely to facilitate delivery by courier.

13.7.2. Address for Notice.

If to Licensee, to:

Alto Neuroscience

SOUTH SAN ANTONIO ROAD LOS ALTOS, CA 94022, USA.

Attention: Legal Dept.

Email: [***]

with a copy to (which shall not constitute notice):

[***]

If to Sanofi, to:

c/o Sanofi

82, avenue Raspail

GENTILLY, FRANCE

Attention: Head of Out-Licensing Management

Global Alliance Management, Sanofi Partnering

Telephone: [***]

Email: [***] (which does not constitute notice)

13.8. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Licensee dated [***]. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.9. English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.10. Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 9 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 9, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non- breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 is intended, or should be construed, to limit either Party’s right to equitable relief for a breach of any other provision of this Agreement.

13.11. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.12. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.13. Sanofi Affiliates. Sanofi will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of Sanofi).

13.14. Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15. Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16. References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

13.17. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “will” will be construed to have the same meaning and effect as the word “shall.” References to any specific law, rule or regulation, or article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

13.18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

SANOFI		Alto Neuroscience, Inc.

By:	/s/ Alban de La Sablière	By:	/s/ Amit Etkin
Name:	Alban de La Sablière	Name:	Amit Etkin
Title:	Sanofi Partnering Head	Title:	CEO

Schedule 1.54

Licensed Patents

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Schedule 1.66

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Schedule 2.7

Inventory of Transferred Materials

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Schedule 3.1.2

Development Plan

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